Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Restaurant Brands International Inc.:

We consent to the use of our reports dated February 22, 2019, with respect to the consolidated balance sheets of Restaurant Brands International Inc. and subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements refers to a change in the method of accounting for revenue from contracts with customers in 2018 due to the adoption of the new revenue standard.

/s/ KPMG LLP

Miami, Florida

August 8, 2019